Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated March 11, 2003 (except for Note 7 to the consolidated financial statements, to which the date is May 1, 2003) accompanying the consolidated financial statements and schedule included in the Annual Report of Paper Warehouse, Inc. and Subsidiaries on Form 10-K for the year ended January 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Paper Warehouse, Inc. and subsidiaries on Forms S-8 (No. 333-36064, No. 333-36066, No. 333-43358).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
May 1, 2003